EXCLUSIVE DISTRIBUTION AGREEMENT

This Agreement of (16) pages was signed on the 30th day of August 2016.

BETWEEN:

XPLOSION INCORPORATED:
(Hereinafter referred to as "Xplosion Incorporated" or "XPI")

AND:

VIBE 9 VENTURES LTD
(Hereinafter referred to as "VVL")

WHEREAS Xplosion Incorporated possesses the Exclusive Global Distribution rights to the complete line of current and/or future "SayberX" brand products. XPI is now focused on implementation and development of increased global marketing and distribution strategies for such proprietary and patent-pending line of adult novelty products, and XPI is now actively seeking execution of licensing and distribution agreements for these products throughout the World.

AND WHEREAS Xplosion Incorporated has been introduced to associates, affiliates, colleagues, branches, subsidiaries or other contacts of Vibe 9 Ventures LTD in the individual or collective Regions within the Territory (as hereinafter defined).

AND WHEREAS VVL wishes to enter into an exclusive distribution agreement with Xplosion Incorporated whereby VVL would take on responsibility for the distribution, marketing and sale of the Product (as hereinafter defined) throughout the individual or collective Regions within the Territory (as hereinafter defined). VVL whether directly or through its associates, affiliates, colleagues, branches, or subsidiaries wishes to undertake responsibilities for the distribution, marketing and sale of the Product(s) (as hereinafter defined) on an exclusive basis throughout the individual or collective Regions within the Territory (as hereinafter defined) on the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants in this Agreement, the Parties agree as follows:

1. DEFINITIONS

Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

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"Dealers" means those parties that can be appointed by the VVL within their Territory as approved retailers/re-sellers or sub-distributors that purchase from and report directly to VVL.

"Product" means the SayberX brand product(s) as exclusively represented globally by Xplosion Incorporated Inc., its subsidiaries or affiliates.

"Parties" means Xplosion Incorporated and Vibe 9 Ventures LTD.

"Restocking Fee" means a 15% charge for units returned in good condition.

"Regions" means such definitions or descriptions as further defined for the individual regions that are within and collectively makeup the Territory.

"Start Date" means the date of the Agreement as mutually executed and as it shall pertain to the initial and the future minimum annual volume targets.

"Term" means the term of this Agreement as provided in subsection 3(1) including any renewal provided hereunder.

"Trade-Mark" means the trademark or trademarks of all products represented by Xplosion Incorporated and its affiliates.

"Territory" means the Regions whether individually or collectively of the countries of China (including Hong Kong), Japan, and Taiwan, that make up the area covered by the exclusive distribution agreement as described in Section 2 of the Agreement–

"Unit or Units," means any one individual SayberX Solo unit with/without SayberX rings or sleeves

2. APPOINTMENT AND TERRITORY

(a) Appointment

Xplosion Incorporated hereby grants VVL the exclusive rights to market, distribute and sell the Product(s) within the Territory and therein agrees to the appointment of VVL as its exclusive distributor in each of such Regions in the Territory subject to the terms and conditions herein.

(b) Territory

VVL shall be granted Exclusive Rights to market, distribute and sell the Product(s) exclusively in the Territory as defined herein. Upon execution and entering into this exclusive agreement, the initial minimum annual volume targets are set as per Section 4 herein.

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(c) Dealers

VVL shall have the right to appoint dealers provided that, as a condition of such appointment each shall be entitled to distribute and promote the Product(s) only within such area in the Territory that VVL may designate, and only subject to and in accordance with the terms of this Agreement.

(d) Restriction on Sales of the Product

Subject to the terms of this Agreement, during the Term, Xplosion Incorporated shall not, directly or indirectly, sell, assign or grant to any other person, entity, firm or organization, the right to, market, sell or distribute the Product(s) within the Territory.

(e) Referrals

Xplosion Incorporated agrees to refer to VVL all inquiries, orders or requests for all Products originating from or intended for delivery within the Territory.

3. TERMS AND RENEWAL

(a) Term

This Agreement shall become effective upon its execution by both XPI and VVL hereto and shall remain in effect until December 31, 2019 from the date of such execution (the "Initial Term") subject to the terms and conditions herein.

(b) Renewal

After the Initial Term period, VVL shall have a First Matching Right of Refusal to renew for an additional 5-year term, based on a mutual agreement to extend at that time and under conditions and terms to be determined at that time, providing that VVL has complied with all the terms of this Agreement up to and including the time of renewal (except for applicable annual increases in the purchase target amounts and volume requirements such expectations which may be amended from time to time).

4. SALES TERMS

(a) Sale Pricing and Targets

(i) Xplosion Incorporated shall, provide VVL with pricing quoted FOB the SayberX manufacturing facility in Zhongshang, China, based on the following minimum target figures (understanding that YR 1 for purposes of this Agreement is from the effective date of the Agreement up to and including the date of December 31, 2017):

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ANNUAL TARGET QUOTAS

Sayber X Unit "Solo" @ $130.00 USD per unit

30,000 Units YR 1
50,000 Units YR 2
70,000 Units YR 3

X Ring Units "Solo" @ $20.00 USD per unit

7,500 units YR 1
12,500 units YR 2
17,500 units YR 3

Sayber X Sleeves @ $15.00 USD per unit

15,000 Units YR 1
25,000 Units YR 2
35,000 Units YR 3

*** It is understood and agreed that VVL will be placing an initial stocking order with XPI in the amount of a minimum of $600,000 USD worth of Products referred to above (such amount being applied towards the YR 1 target numbers; the actual blend of the products to be ordered is to be determined and finalized at the time of placement)

MINIMUM SALES REQUIREMENT

It is further agreed and understood that VVL must meet a minimum annual sales requirement in Year 1 equating to $2,125,000 USD in purchase volume such figure that is equal to 50% of the total Annual Target Sales volume. This Minimum Sales Requirement to achieve at least 50% of the Annual Total Sales volume will survive the Term of the Agreement and is applicable to each and every year hereunder.

(ii) VVL will maintain appropriate inventory in all Regions of the Territory.

XPI shall send an annual written notice to VVL, 60 days in advance of the end of each year of the Term, of any changes in the price list, should such written notice be required if there were any change to the pricing. It is the understanding of VVL that XPI will use its' best efforts to keep prices stable during the period of this agreement and agrees that in no case will any annual price increase ever exceed 10%. It is further understood that all prices under this agreement are exclusive of any taxes payable by any party for which taxes may or may not be due.

(b) Payment

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(i) Payment is due and payable in full for all orders prior to release and shipment to VVL. From time to time other terms may be applied and can be agreed to between the parties separately on a case-by-case basis. Neither party may withhold payment of any amount due to the other because of any set-off, counter-claim, abatement, or other similar deduction.

(c) Re-sale pricing

(i) VVL shall have the right to establish its own pricelist for the Product(s) within the Territory. VVL will be provided suggested Manufacturer's (pricing to market) from XPI, however, with the ability to quote and sell to the marketplace at its own discretion. All taxes, charges, levies, assessments and other fees of any kind imposed on the purchase or import of the Products shall be the responsibility of, and for the account of, VVL.

(d) Sales and Marketing

(i) The determination of sales and marketing strategies and selling prices for the Product(s) within the Territory shall be the sole responsibility of VVL.

(ii) Xplosion Incorporated will work with VVL to develop sales strategies specific to each region when requested by VVL.

(e) Registration of the Product

Should the Product(s) need to be registered, the official fees for the registration (if any) of the Product within the individual or collective Regions within the Territory shall be borne by VVL should it be necessary.

5. TERMS AND CONDITIONS

The Parties agree that during the term of this Agreement Xplosion Incorporated shall:

a) Provide VVL with all requested product information presently available as well as any product information that may come available in future in order to assist VVL in the preparation of sales promotional material relating to the Product(s) and in order to facilitate advertising and sale of the Product(s);

b) Facilitate replacement by the manufacturer of any Product(s) delivered to VVL in a defective or un-merchantable state unless due to improper shipping. To obtain such replacement due specifically to manufacturing default, VVL is responsible to inspect each unit upon delivery, specifying at that time if any damage has occurred from shipping, and thereby noting such damage on the trucking bill of lading should it exist, and in turn if damage is found to occur but not to be due to shipping VVL must notify XPI of any such defects within 5 business days following such inspection should it be seeking replacement.

c) Xplosion Incorporated shall not ever deal directly with any person, entity, firm or organization in the Territory without the written consent of VVL

d) Permit VVL to hold itself out as the sole exclusive authorized distributor of the Product(s) within the specified Territory;

6. **WARRANTIES AND REPRESENTATIONS**

(a) **Representations and Warranties of XPI**. XPI represents and warrants to VVL that the statements made in this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. XPI further agrees that at the Start Date to this Agreement, the representations and warranties of XPI set forth in this Agreement will be deemed to have been remade as of the Start Date and shall survive the End Date for the applicable period of limitations.

XPI warrants and represents to VVL as follows:

(i) XPI is a corporation duly incorporated, validly existing and in good standing, and has all requisite corporate power and authority to carry on its business in all material respects.

(ii) XPI has all requisite corporate power and authority to enter into and deliver this Agreement and any other agreement or document necessary to perform this Agreement and to perform its obligations hereunder. The execution of this Agreement and such other agreements and instruments by XPI, and the performance of their terms by XPI, have been duly and validly authorized by the Board of Directors of Xplosion Incorporated, and no further corporate action or authorization on behalf of XPI is required.

(iii) This Agreement is legal, valid and binding upon and enforceable against XPI in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

(iv) To XPI's knowledge: (1) XPI has complied in all material respects with all laws and regulations of Governmental Bodies applicable to the business and operations of XPI and has filed with the proper authorities all material statements and reports required by all applicable laws and regulations; and (2) XPI has not received notice of

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any violation of any laws and regulations applicable to the business or operations of XPI.

(v) The Products represented by XPI do not infringe any patent, trademark, copyright or other proprietary right or information of any third parties.

(b) **Representations and Warranties of VVL.** This Agreement requires information, representations and warranties to enable XPI to determine whether to accept VVL as the Exclusive Distributor in the individual or collective Regions within the Territory. VVL therefore represents and warrants as follows: VVL's information, representations and warranties set forth herein are true and complete and may be relied upon by XPI.

VVL warrants and represents to XPI as follows:

(i) If, before the Start Date, there is any material change with respect to VVL's affairs that would affect VVL's information, representations or warranties set forth herein, VVL will promptly notify XPI of that change.

(ii) VVL is a company duly incorporated under the laws of Hong Kong SAR in good standing in accordance with the laws of such jurisdiction and shall remain so during the term of this Agreement.

(iii) It shall use its best and reasonable efforts to utilize and exploit the SayberX brand product(s) in accordance with the terms and conditions of this Agreement.

(iv) It shall comply with all applicable laws, orders and regulations relating to the sale and distribution of the product(s) and, where required by applicable laws, become registered or licensed in such jurisdiction(s) as may be necessary.

7. EXCLUSIVE DISTRIBUTION

(a) Xplosion Incorporated grants VVL exclusive distribution rights in the Regions within the Territory for the Product(s) during the Term of this Agreement.

(b) Xplosion Incorporated will inform VVL of any direct or indirect contacts or any attempts of purchase from any buyers, entities, groups or organizations within the individual or collective Regions within the Territory or any direct deliveries requested to be made in the individual or collective Regions within the Territory.

(c) In such case that VVL determines it is unwilling or incapable of meeting the expected minimum annual target volume requirements necessary for the contract to be renewed and extended, then Xplosion Incorporated shall have

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the right to terminate the contract given proper written notice and time to cure where VVL may fail to meet the required target amounts as further defined in Section 8 herein.

8. TERMINATION

Each of Xplosion Incorporated and VVL have the right to terminate this Agreement (except for those provisions which by their nature survive termination), upon the occurrence of breach of any terms and conditions of this Agreement, such termination to be effective after two months of receiving a written termination letter explaining the faults or breach of any of the provisions which can be disputed until proven. Therefore, this Agreement may be terminated according to this provision by any of the Parties by two months after the receipt of a written notice given by one party to the other, only if any of the Parties are in breach of terms and conditions of this Agreement which can be disputed until proven.

(a) Target Default

Should VVL fail to achieve any of the target annual volumes as set out within the time limits herein, XPI shall be entitled to terminate this Agreement provided that:

(i) It shall have first given to VVL a Notice of Default no later than ninety (90) days prior to the end of said particular Term Yr of the contract, that which contains particulars of the target which VVL has failed to/ seems likely to fail to, meet within the specified period; and

(ii) VVL does not then, within thirty (30) days following the delivery of such Notice, provide XPI with verification that it has, or will, achieve such target, and/or it can provide reasonable explanation to XPI as to why such targets have not, or will not, be achieved and in turn what final annual amount for the then current Term YR of the Agreement will actually and formally be fulfilled. At such time, XPI may then at it's sole discretion decide whether to amend the required number of Unit Sales for said Term Yr period and for the Agreement to continue in full force and effect under then revised and agreed to Annual Target Unit Sales

(b) Other Default

The parties hereto agree that if either of them is in default with respect to any of the other provisions of this Agreement, the Non-Defaulting Party may give notice to the Defaulting Party specifically designating such default, and within sixty (60) days after its receipt of such notice, the Defaulting Party shall either:

(i) Cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(ii) Give the Non-Defaulting Party notice that it denies such default has occurred and is submitting the question to arbitration as herein provided.

If arbitration is sought, a party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration as defined herein.

If:

(i) The default is not so cured or a commencement made on proceedings to cure it, and

(ii) Arbitration is not so sought; or the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it or commence proceedings to cure it within sixty (60) days after the rendering of the arbitration award;

The Non-Defaulting Party shall be entitled to seek any remedy it may have on account of such default.

(c) Consequences of Termination

Following termination, VVL shall no longer have the exclusive right to distribute XPI Products in the individual or collective Regions within the Territory.

(d) Return of Materials

Upon termination, VVL shall no longer represent itself as an authorized seller of XPI Products and shall immediately return to XPI all marketing and promotional materials previously used in advertising and promoting XPI Products. VVL shall not make or retain any copies of any confidential items, materials or information that may have been entrusted to it, and shall cease to use all trademarks, marks and trade names of XPI.

(e) **Return of Products**

XPI shall have the option to purchase back from VVL any remaining stock of the Products at the same price VVL paid at the time of original purchase OR such price as XPI reasonably considers to be their current market value at the time or re-purchase. To exercise such option, VVL shall provide to XPI a complete list of all products it has remaining as stock at the date of Termination, following which, XPI must then give notice to VVL within thirty days of said termination, stating the quantities of Products it wishes to re-purchase from this remaining Product list. VVL shall deliver such Products to XPI within sixty days of receipt of XPI's notice, and XPI shall in turn pay for the Products in full within 30 days of their receipt. All products returned back to XPI under re-purchase will remain unused, in original packaging and in full and complete working order and condition. VVL shall be responsible for the costs of packaging, insurance and carriage of the Products; if XPI chooses not to exercise its option to re-purchase the Products under this clause 8 (d), or re-purchases only a portion of the remaining stock of Products, VVL may for a period of six months following termination of this agreement, sell and distribute any of the remaining stock of the Products that it may have in store or under its control at the time. At the end of this period VVL shall promptly sell all

remaining stocks of the Products to XPI as in 8(d), or dispose of the stocks as the XPI directs;

(e) Limitation on Liability

In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of the termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments made in connection with the business or goodwill of XPI or VVL.

9. INDEMNIFICATION

(a) Indemnification by XPI

XPI shall indemnify and hold VVL free and harmless from any and all claims, liability, damages, charges, expenses, suits or actions arising out of the negligence or misrepresentation of XPI.

XPI will hold harmless and indemnify VVL from and against all claims, liability, damages, charges, expenses, suits or actions for which it may become liable or may incur as a result of legal action or claim brought by a third party by reason of a defect in either the material or workmanship of the Products.

XPI shall indemnify and save VVL harmless from and against all claims, liability, damages, charges, expenses, suits or actions which VVL may incur or which may be brought against VVL arising out of infringement or alleged infringement of any patent, trademark, copyright or other proprietary right or information in respect of the Products.

(b) Indemnification by VVL

VVL shall indemnify and hold XPI, free and harmless from any and all claims, liability, damages, charges, expenses, suits or actions arising out of the negligence or misrepresentation of VVL.

VVL will hold harmless and indemnify XPI from and against all claims, liability, damages, charges, expenses, suits or actions for which it may become liable or may incur as a result of legal action or claim brought by a third party by reason of a defect in the installation of the Products by any VVL reseller or sub-distributor.

10. ASSIGNMENT

XPI may assign its rights and obligation and any of its work required under this agreement to any of its parent, subsidiaries or affiliates. XPI may carry production or sales obligations as defined within this document under its parent or any of its subsidiaries or affiliates as may be required. In doing so, XPI will and may assign such rights and obligations under this Agreement with or without the prior written consent of VVL.

11. CONFIDENTIALITY

(a) Pricing Specificity

Xplosion Incorporated, shall not discuss the Pricing structure of VVL as contained in Section 4 herein with any other entity or person under any circumstances, unless with written approval from VVL. All details of such pricing structure of VVL are confidential and must remain between Xplosion Incorporated and VVL only, unless with written approval from VVL. This section/provision shall survive the termination of this Agreement.

(b) General

For purposes of this Agreement, the term Confidential Information includes any information in any form or medium, including without limitation written records, documents, computer-readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials, that XPI or VVL considers confidential, whether or not marked as confidential. Confidential Information includes inventions (as defined below), software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which XPI or VVL now operates or may operate in the future. For purposes of this Agreement, XPI and VVL agree as follows:

(i) During the term of this Agreement, neither XPI nor VVL will disclose or make use of any Confidential Information of the other party except as necessary for the performance of their respective duties under this Agreement;

(ii) Following the termination of this Agreement, neither XPI nor VVL will disclose or make use of any Confidential Information of the other party for any purpose, either on its own behalf or on behalf of another person, entity, or business;

(iii) VVL represents that it is not subject to any confidentiality, non-competition, or other similar product manufacturer that would conflict with this Agreement or prevent VVL from performing all of their assigned duties as an Exclusive Distributor of XPI.

12. ARBITRATION

If there is any disagreement between the parties hereto with respect to the terms of this Agreement or the interpretation thereof, the same will be referred to a single arbitrator as mutually agreed, and the determination of such arbitrator will be final and binding upon the parties hereto.

13. GENERAL CONTRACT PROVISIONS

(a) Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the Parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by the Parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any Party who has not given its consent in writing.

(b) Heading

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

(c) Severability

In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

(d) Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and any court of competent jurisdiction in the State of Nevada shall have jurisdiction to adjudicate any matter arising out of this Agreement.

(e) Interpretation

(i) Each provision of this Agreement is declared to constitute a separate and distinct covenant and will be severable from all other such separate and distinct covenants.

(ii) If any covenant or provision is determined to be void or unenforceable, in whole or in part, it will not be deemed to affect or

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impair the enforceability or validity of any other covenant or provision of this Agreement or any part thereof.

(iii) The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

(f) Notices

All notices, requests, demands or communications made pursuant to the terms hereof or required or permitted to be given by one party to another shall be given by personal delivery or by registered mail, addressed to such other party or delivered to such party as follows:

- **To Xplosion Incorporated at:**

XPLOSION INCORPORATED INC.
Mr. Nicholas Galan
Suite 223, North Camden Drive
Beverly Hills, CA
90210 USA

- **To VVL Corporation at:**

Vibe 9 Ventures LTD
Offices C-F, 11th Floor, Hollywood Centre
77-91 Queens Road West
Sheung Wan
Hong Kong

Or at such other address as may be given by any of them to the other from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if mailed two (2) weeks following the date of mailing thereof provided that if any such notices, requests, demands or other communications shall have been mailed regular mail service. Shall such mail service be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received two (2) weeks after the day following the resumption of normal mail service. In any case of irregularities, the party mailing such requests, demands or communications should inform the other party of such irregularities via telephone.

(g) Time

Time shall be of the essence.

(h) Further Assurance

The Parties agree to sign such other instruments, cause such meeting to be held, resolutions passed and by-laws enacted, exercise their votes and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effects to this Agreement.

(i) Successor and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

(j) Non-Waiver

There shall be no waiver by either Party of any breach by the other Party of any of its covenants, obligations or agreement, nor shall any forbearance to seek a remedy for any breach, be considered a waiver of any rights and remedies with respect to such or any subsequent breach.

(k) Changes

(i) This Agreement shall remain binding and valid in the event that either Party decides to relocate its head office to any other country.

(ii) This Agreement supersedes all verbal and written agreements prior to this date. This Agreement also supersedes all other verbal and written agreements that contradict with this Agreement.

(l) Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

XPLOSION INCORPORATED:

XPLOSION INCORPORATED Authorized Signatory:

____)

Name in Print of XPLOSION INCORPORATED Authorized Signatory:

____)

The above signature for XPLOSION INCORPORATED was signed in the presence of witness:

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Signature: ______________________________)

Name of Witness: ______________________________)

VIBE 9 VENTURES LTD.:

For and on behalf of
Vibe 9 Ventures Limited

VIBE 9 VENTURES LTD. Authorized Signatory:

For and on behalf of
Vibe 9 Ventures Limited

______________________________ ______________________________)

Authorized Signature(s) *Authorized Signature(s)*

Name in Print of VIBE 9 VENTURES LTD. Authorized Signatory:

NIALL MURRAY Aaron Lai)

The above signature for VIBE 9 VENTURES LTD. was signed in the presence of witness:

Signature: ______________________________)

Name of Witness: Alice Lee)

Vibe 9 Ventures Limited

END OF CONTRACT